Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated February 18, 2011

Relating to Preliminary Prospectus Supplement dated February 17, 2011 to Prospectus dated January 19, 2011

Registration No. 333-171628

FINAL TERM SHEET

February 18, 2011

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

COMMON STOCK, $0.0001 PAR VALUE

Issuer:	Chelsea Therapeutics International, Ltd.

Securities offered:	8,750,000 shares of common stock, $0.0001 par value

Price to public:	$4.00

Underwriting discounts and commissions:	5.9%

Net proceeds before expenses:	$32.9 million

Over-allotment shares:	1,312,500 shares

Dilution:	Based on a public offering price of $4.00 per share, investors in the offering will suffer immediate and substantial dilution of $3.16 per share in the net tangible book value of the common stock.

Settlement date:	February 24, 2011

Underwriters:	Deutsche Bank Securities Inc., sole book-running manager
Ladenburg Thalmann & Co. Inc., co-manager
Wedbush PacGrow Life Sciences, co-manager

Chelsea has filed a registration statement (File No. 333-171628), as well as a prospectus supplement and an accompanying prospectus, with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents Chelsea has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Chelsea, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, Telephone number: +1-800-503-4611, Email: prospectusrequest@list.db.com.